Exhibit 4.2

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MERCK & CO., INC.

          Merck & Co., Inc., a New Jersey corporation, to amend its Restated Certificate of Incorporation in accordance with Section 14A:9-2(4) of the New Jersey Business Corporation Act, hereby certifies:

     FIRST: The name of the corporation is: Merck & Co., Inc.

     SECOND: To effect an amendment of the Restated Certificate of Incorporation, the first, second, and fourth paragraphs of Article VI of the Restated Certificate of Incorporation of the corporation are hereby amended as set forth below:

          1. The first paragraph of Article VI of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

The number of directors of the Corporation shall be such number, not less than three, as may, from time to time, be determined in accordance with the By-Laws. The By-Laws shall prescribe the manner in which the number of directors necessary to constitute a quorum of the Board of Directors shall be determined, which number may be less than a majority of the whole Board of Directors. The By-Laws shall also prescribe the manner in which the retirement age of and other restrictions and qualifications for directors of the Corporation shall be determined. Advance notice of nomination by a stockholder for the election of directors shall be made in the manner provided in the By-Laws.

          2. The second paragraph of Article VI of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

At the 2004 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2005 annual meeting of stockholders; at the 2005 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2006 annual meeting of stockholders; and at each annual meeting of stockholders thereafter, the directors shall be elected for terms expiring at the next annual meeting of stockholders. Any vacancies in the Board of Directors, by reason of an increase in the number of directors or otherwise, shall be filled solely by the Board of Directors, by majority vote of the directors then in office, though less than a quorum, but any such director so elected shall hold office only until the next succeeding annual meeting of stockholders. At such annual meeting, such director or a successor to such director shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

          3. The fourth paragraph of Article VI of the Restated Certificate of Incorporation is amended to read in its entirety as follows:

The Board of Directors, by vote of a majority of the whole Board, may appoint from the directors an executive committee and such other committees as they may deem judicious; and to such extent as shall be provided in the resolution of the Board or in the By-Laws, may delegate to such committees all or any of the authority of the Board of Directors which may be lawfully delegated, and such committees shall have and thereupon may exercise all or any of the authority so delegated to them. The Board of Directors of the Corporation or the By-Laws may provide the number of members necessary to constitute a quorum of any committee and the number of affirmative votes necessary for action by any committee.

     THIRD: The amendment to the Restated Certificate of Incorporation set forth in Paragraph SECOND of this Certificate of Amendment of Restated Certificate of Incorporation (this “Certificate of Amendment”) was adopted by the shareholders of the corporation on April 27, 2004.

     FOURTH: The designation and number of shares of each class or series entitled to vote on the amendment to the Restated Certificate of Incorporation set forth in Paragraph SECOND of this Certificate of Amendment is as follows:

Class or Series	Number of Shares
Common Stock	2,224,499,576

     FIFTH: The number of shares of Common Stock having one vote per share voted for or against the amendment to Article VI of the Restated Certificate of Incorporation set forth in Paragraph SECOND of this Certificate of Amendment is as follows:

Class or Series	For	Against
Common Stock	1,819,528,332	42,062,845

     SIXTH: This Certificate of Amendment shall become effective upon filing.

     IN WITNESS WHEREOF, Merck & Co., Inc. has caused its duly authorized officer to execute this Certificate of Amendment on this 2nd day of June, 2004.

MERCK & CO., INC. Corporation Number 22-1109110
By:	/s/ Celia A. Colbert
	Name:	Celia A. Colbert
	Title:	Vice President, Secretary and Assistant General Counsel

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